CONFIRMING STATEMENT

	This Statement confirms that the undersigned, Brian
M. Beattie, has authorized and designated each of Byron W. Milstead and Neil Powell to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S.
Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Lattice Semiconductor Corporation. The authority of Byron W. Milstead and Neil Powell under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Lattice Semiconductor Corporation, unless earlier revoked in writing. The undersigned acknowledges that neither Byron W. Milstead nor Darin G. Billerbeck is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.



Date:  March 14, 2018				/s/ James P. Lederer
							James P. Lederer